Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”), dated this 10th day of March, 2016, is entered into by and between FARO Technologies, Inc. (the “Company”), and Laura A. Murphy-Wolf (“Murphy”).

Recitals

WHEREAS, in connection with Murphy’s resignation from the Company, and in order to promote a smooth and amicable transition of duties, the Company has decided to offer the separation compensation and the other consideration described herein, conditioned upon Murphy’s compliance with the terms and conditions described in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Agreement

1) Transition.

a) Resignation as Senior Vice President and CFO. Murphy’s resignation from the position of Senior Vice President and Chief Financial Officer and from any other positions or appointments that she may hold by or through the Company and its affiliates, including as an officer or director of any subsidiary of the Company, is effective March 10, 2016 (the “Resignation Date”). Murphy agrees to execute, promptly upon request by the Company or any of its affiliates, any additional documents necessary to effectuate such resignations. After the Resignation Date, Murphy will no longer be authorized or permitted to incur any expenses, obligations or liabilities on behalf of the Company or engage in any duties and responsibilities except the Transition Duties outlined below.

b) Transition Duties. After the Resignation Date and continuing to April 8, 2016 (the “Transition Period”), Murphy shall continue as an at-will employee of the Company to perform the transition duties outlined herein (the “Transition Duties”). In recognition of Murphy’s stated desire to pursue outside interests, it is anticipated that the Transition Duties will not require Murphy’s full time attention, and the Company understands and accepts that Murphy may work remotely as necessary during the Transition Period. Murphy shall work at the direction of the Company’s President and CEO towards achieving a smooth transition of authority and operations to the Company’s employees designated by the Company’s President and CEO, providing assistance and input concerning ongoing work-related matters in order to effectively transition matters to other staff, and performing other duties as reasonably directed by the President and CEO. Murphy acknowledges and agrees that her employment with the Company will terminate at the conclusion of the Transition Period, and that the Company may shorten the Transition Period in its sole discretion upon notice to Murphy.

2) Consideration. The Company agrees to pay Murphy the following consideration (the “Separation Compensation”), contingent upon Murphy’s execution of this Agreement, and Murphy’s continued full compliance with the terms of this Agreement:

a) In consideration for her work during the Transition Period, the Company will pay Murphy the aggregate gross amount of Twenty-Five Thousand Dollars ($25,000.00), payable in pro rata installments during the Transition Period consistent with the Company’s current payroll practices. Murphy will not receive a bonus payment under the Company’s short-term cash incentive program in respect of performance for any part of 2016 but will receive a bonus payment of Ten Thousand Eight Hundred Ninety-Four Dollars ($10,894) representing her earned pro-rated bonus under the Company’s 2015 short-term cash incentive program payable concurrently with the payment of such bonus to the Company’s employees.

b) In consideration for the covenants set forth in Sections 3, 5, 7, 8 and 9 of this Agreement, the Company will pay Murphy the aggregate gross amount of Two Hundred Twenty-Six Thousand Two Hundred Fifty Dollars ($226,250.00) (the “Consideration”) payable in pro rata installments during the Transition Period consistent with the Company’s current payroll practices. If Murphy breaches any of the covenants set forth in Sections 3, 5, 7, 8 and 9 of this Agreement, she will forfeit the right to receive the Consideration and she will be obligated to return to the Company any and all Consideration already received by her under this Agreement.

c) The Company will pay Murphy: (i) an aggregate gross amount of Five Thousand Dollars ($5,000) representing reimbursement for attorneys’ fees, (ii) an aggregate gross amount of Seventeen Thousand Dollars ($17,000), representing the remaining lease payments under Murphy’s lease for her apartment in Winter Park, Florida, and (iii) an aggregate gross amount of Ten Thousand Dollars ($10,000) to cover relocation costs from her Winter Park, Florida apartment to her new personal residence.

d) In addition, the Company will promptly reimburse Murphy for all corporate expenses including those incurred on Murphy’s American Express corporate card through the date of this Agreement that have not been previously reimbursed consistent with the Company’s current payroll practices. For the avoidance of doubt, this is not Separation Compensation.

e) The payments described in Sections 2(a), 2(b) and 2(c) shall be minus the deductions the Company considers appropriate for any local, state and federal income taxes, Social Security, Medicare and other analogous withholdings. The Company’s agreement to make the payments described in Sections 2(a), 2(b) and 2(c) is specifically contingent upon Murphy executing this Agreement and not revoking the Agreement, as set forth in Section 11(f) below. To the extent the Separation Compensation becomes payable pursuant to the terms of this Agreement, the Company will begin to make such payments within five (5) business days (or, if later, on the first payroll date) after this Agreement becomes effective and not subject to revocation pursuant to Section 11(f) below. Notwithstanding the foregoing, the payments referenced in Section 2(c) will be made within five days after the Agreement becomes effective and not subject to revocation pursuant to Section 11(f) below.

f) Murphy’s health insurance benefits with the Company shall continue on the same terms and conditions during the Transition Period, and cease to be effective at the conclusion of the Transition Period. Murphy shall be offered COBRA continuation following the conclusion of the Transition Period to the extent required by law and provided that Murphy timely elects continuation of medical benefits pursuant to COBRA, and does not become eligible for medical benefits under any other employer plan, the Company will reimburse Murphy the monthly COBRA payment which Murphy makes, for a period not to exceed eight (8) months. Murphy’s other benefits shall terminate effective as of the conclusion of the Transition Period.

3) General Release and Covenant Not to Sue. In return for the Consideration in Section 2(b), Murphy fully and forever discharges and releases the Company, its subsidiaries and affiliates, and each of their respective officers, directors, managers, employees, agents, attorneys and successors and assigns (collectively, the “FARO Companies”) from any and all claims or causes of action, known or unknown, for relief of any nature, arising on or before the date of this Agreement, which Murphy now has or claims to have or which Murphy at any time prior to signing this Agreement had, against the FARO Companies, including, but in no way limited to: any claim arising from or related to Murphy’s employment by FARO or the termination of Murphy’s employment with FARO, including but not limited to any claim under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Occupational Safety and Health Act (“OSHA”), the Florida Civil Rights Act and any and all other local, state, and federal law claims arising under statute or common law. Murphy also agrees not to file a lawsuit against any of the FARO Companies in connection with such released claims. Murphy agrees that if anyone makes a claim or undertakes an investigation involving her in any way, Murphy waives any and all rights and claims to financial recovery resulting from such claim or investigation. Murphy further represents that she has not assigned to any other person any of such claims, and that she has the full right to grant this release. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, Murphy acknowledges that she is doing so knowingly and voluntarily, that she understands that she may be releasing claims she may not know about, and that she is waiving all rights she may have had under any law that is intended to protect her from waiving unknown claims. Notwithstanding the foregoing, nothing in this Section 3 shall affect Murphy’s right to indemnification pursuant to Article 6 of the Company’s Amended and Restated Articles of Incorporation.

4) No Admission of Liability. The signing of this Agreement, the payment of the Separation Compensation, and the conferring of any other consideration upon Murphy is not an admission by the Company of fault or potential liability on the part of the Company. Rather, this Agreement is entered into in an effort to provide Murphy with a separation package and to end the parties’ employment relationship on an amicable basis. Murphy agrees that neither this Agreement nor any of its terms shall be offered or admitted into evidence or referenced in any judicial or administrative proceedings for the purpose or with the effect of attempting to prove fault or liability on the part of the Company, except as may be necessary to consummate or enforce the express terms of this Agreement.

5) Confidentiality and Non-Disparagement.

a) Murphy agrees not to disclose confidential, sensitive, or proprietary information concerning the Company obtained by her during her employment with the Company. For purposes of this Agreement,

“confidential, sensitive, or proprietary” information would include, without limitation, all materials and information (whether written or not) about the Company’s services, products, processes, research, customers, personnel, finances, purchasing, sales, marketing, accounting, costs, pricing, improvements, discoveries, software, business methods and formulas, inventions, and other business aspects of the Company which are not generally known and accessible to the public at large or which provide the Company with a competitive advantage.

b) Murphy agrees that she will not: (1) make any statements to representatives of any press or media, Company employee, government entity, customer or vendor, which is disparaging of the Company, its reputation, or the character, competence or reputation of any officer, director, executive, employee, partner, or agent of the Company or any of its affiliated entities; (2) directly or indirectly provide information, issue statements, or take any action that would be reasonably likely to damage the Company’s reputation, cause the Company embarrassment or humiliation, or otherwise cause or contribute to the Company being held in disrepute; (3) directly or indirectly seek to cause any person or organization to discontinue or limit their current employment or business relationship with the Company; or (4) encourage or assist others to issue such statements or take such actions prohibited in this Section.

c) In response to inquiries from third parties, Murphy and the Company shall confirm only that Murphy has separated from the Company on mutually acceptable terms. Murphy agrees that FARO also may confirm to third parties Murphy’s dates of employment, title, and position(s).

d) Notwithstanding anything herein to the contrary, any confidentiality, non-disclosure, non-disparagement or similar provision in this agreement does not prohibit or restrict any party under this Agreement from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.

6) Return of Property. Murphy agrees that no later than the conclusion of the Transition Period she will have returned all Company business records and property, including as applicable all financial files, notes, computer, cell phone, keys, contracts, employee records, files, correspondence, thumb drives, or the like containing information which was provided by the Company or obtained as a result of Murphy’s employment relationship with the Company.

7) Future Assistance. In partial consideration for receiving the Compensation, Murphy agrees that after the Transition Period, she will cooperate and make herself reasonably available to the Company in the event her assistance is needed to locate, understand, or clarify work previously performed by her or other work-related issues relating to her employment. Murphy further agrees, upon the Company’s request, to cooperate, assist and make herself reasonably available to the Company or its attorneys, on an as-needed basis, to provide information related to the Company’s financial statements, as well as any lawsuits which are pending or which may arise in the future, related in any way to issues of which Murphy had personal knowledge or involvement during the term of employment with the Company. This may include, but is not limited to, providing information to the Company’s attorneys, providing truthful and accurate sworn testimony in the form of deposition, affidavit and/or otherwise requested by the Company or providing testimony to government agencies. Given Murphy’s position as an executive employee, if she is contacted by a governmental agency to provide information related to the Company, she agrees to contact the Company’s General Counsel prior to providing any information or response to the governmental agency in order to provide the Company with a meaningful opportunity to respond to such a request. To the extent permitted by applicable law, Murphy also agrees to permit the Company’s attorneys to be present during any interview she may be required to give with any governmental entity. The Company agrees to reimburse Ms. Murphy for her reasonable out-of-pocket costs and expenses incurred in connection with any such future assistance.

8) Non-Competition. In order to protect the Company’s trade secrets and confidential information, third-party goodwill and other legitimate business interests, Murphy acknowledges and agrees that during the Transition Period and for a period of two (2) years after the conclusion of the Transition Period (the “Restricted Period”), Murphy will not, without the Company’s express written permission, directly or indirectly, assist, be employed by, consult with, or provide services to any FARO Competitor. Murphy understands and agrees that, during the Restricted Period, she is and will be subject to the restrictions set forth in this Section 8 in any geographic territory where the Company conducts business, including without limitation, the continental United States, Europe and Asia. “FARO Competitor” means (i) any business or enterprise that provides goods and/or services similar to or competitive with the Company (each such business or enterprise, a “Competitor”), or (ii) any of such Competitor’s subsidiaries, affiliates, agents or distributors, irrespective of whether the subsidiary, affiliate, agent or distributor itself provides goods and/or services similar to or competitive with the Company. As used in this definition, “affiliate” includes any entity, business or enterprise that, directly or indirectly, controls a Competitor or is under common control through another person or entity with a Competitor. The terms “controls,” “controlled by,” and “under common control” mean, when used with respect to any specified legal entity, the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The term “assist” includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venture, franchisor, franchisee, executive, consultant or otherwise (other than by ownership of less than two percent (2%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any FARO Competitor.

9) Non-Solicitation. During the Restricted Period, Murphy shall not, without the prior written permission of the Company, directly or indirectly, for herself or on behalf of any other person or entity, (i) solicit, call upon, encourage or contact, or attempt to solicit, call upon, encourage or contact any customer or prospective customer of the Company or any of its subsidiaries for purposes of providing products or services competitive with those products or services offered by the Company or any of its subsidiaries or causing such person or entity to terminate their business relationship with the Company or any of its subsidiaries, or (ii) solicit or induce, or attempt to solicit or induce, any employee of the Company or any of its subsidiaries to terminate his or her relationship with the Company or any of its subsidiaries and/or to enter into an employment or agency relationship with Murphy or with any other person or entity with whom Murphy is affiliated, provided that the restriction in this Section 9 shall apply only to employees of the Company or any of its subsidiaries with whom Murphy worked by virtue of and during her employment with the Company.

10) Section 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Murphy shall have no right to designate the date of any payment under this Agreement. Murphy will not be considered to have terminated employment with the Company and its affiliates for purposes of any payments under this Agreement which are subject to Section 409A until Murphy would be considered to have incurred a “separation from service” (within the meaning of Section 409A). To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement or any other arrangement between Murphy and the Company and its affiliates during the six (6) month period immediately following Murphy’s separation from service will instead be paid on the first business day after the date that is six (6) months following Murphy’s separation from service (or, if earlier, Murphy’s date of death). Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A or any other applicable provision of federal, state, local or other tax law. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A or any other applicable provision of federal, state , local or other tax law, and neither the Company, nor any of the FARO Companies, shall have any liability to Murphy or any other person with respect thereto.

11) Miscellaneous.

a) Murphy shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, prejudgment interest, and reasonable attorneys’ fees) incurred by the Company as a result of Murphy’s material breach of this Agreement. The Company shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, prejudgment interest, and reasonable attorneys’ fees) incurred by Murphy as a result of the Company’s material breach of this Agreement.

b) Murphy agrees that the Company shall have no other obligations or liabilities to her except as provided herein. This Agreement shall be construed as a whole in accordance with its fair meaning and the laws of the State of Florida. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the state or federal courts of Orange County, Florida. Except as otherwise provided for herein, this Agreement constitutes the entire agreement between the Company and Murphy on the matters described herein and it shall not be modified unless in writing and executed by a duly authorized officer of the Company. The provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

c) This Agreement shall have no effect on Murphy’s entitlement to stock options or other benefits earned and vested prior to the conclusion of the Transition Period, except (i) to the extent such benefits are affected by the conclusion of the Transition Period under the terms of the respective plans governing such benefits and (ii) Murphy’s unvested stock options and restricted stock units shall not continue to vest after March 10, 2016. Except as provided above, such benefits shall be governed by their respective plan terms outside the terms of this Agreement. As of the date of this Agreement, Murphy holds only unvested stock options and restricted stock units under the Company’s equity plans. The unvested stock options and restricted stock units will not continue to vest during the Transition Period. As of March 10, 2016, any stock options and restricted stock units that remain unvested as of such date will terminate and be forfeited without the payment to Murphy of any consideration.

d) MURPHY ACKNOWLEDGES THAT SHE VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH A FULL AND COMPLETE UNDERSTANDING OF ITS TERMS AND LEGAL EFFECT. MURPHY REPRESENTS THAT SHE WAS ADVISED TO CONSULT WITH AN ATTORNEY ABOUT THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING BELOW.

e) Murphy further represents that by entering into this Agreement, Murphy is not relying on any statements or representations made by the Company, its officers, directors, agents, or employees, which are not specifically incorporated in this Agreement; rather, Murphy is relying upon Murphy’s own judgment and the advice of Murphy’s attorney, if applicable.

f) The offer embodied in this Agreement shall remain open and capable of acceptance by Murphy until March 31, 2016, after which time the offer shall be revoked. Murphy acknowledges that she has been given at least 21 calendar days from the date of this Agreement to accept the terms of this Agreement, although she may accept it at any time within those 21 days. After Murphy executes this Agreement, Murphy will still have an additional 7 days in which to revoke her acceptance. To revoke, Murphy must notify the Company’s General Counsel in writing delivered via hand delivery or certified mail, return receipt requested, and the Company’s General Counsel must receive such written notification before the end of the 7-day revocation period. If Murphy does not execute this Agreement within the 21-day period, or if she timely revokes this Agreement during the 7-day revocation period, this Agreement will not become effective and she will not be entitled to the Separation Compensation provided for in Section 2 above, and she will return to the Company any and all Separation Compensation already received by her under this Agreement.

g) This Agreement may not be revoked at any time after the expiration of the 7-day revocation period referenced in Section 11(f) above. This Agreement is not intended to and shall not affect the right of Murphy to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), with respect to claims under the ADEA. Murphy agrees, however, that, with the exception of an action to challenge her waiver of claims under the ADEA, if she ever attempts to make, assert or prosecute any claim(s) covered by the General Release and Covenant Not to Sue in Section 3, she will, prior to filing or instituting such claim(s), return to the Company any and all the Consideration payments already received by her under this Agreement, plus interest at the highest legal rate, and, with the exception of an action to challenge her waiver of claims under the ADEA, if the Company prevails in defending the enforceability of any portion of the Agreement or in defending itself against any such claim, she will pay the Company’s attorneys’ fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, recession or annulment of all or any portion of this Agreement.

h) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon the successors and assigns of the Company and by this Section 11(h), Murphy expressly consents to the Company’s right to assign this agreement. This Agreement cannot be assigned by Murphy.

i) Except as provided in Section 11(c), this Agreement sets forth the entire agreement between the parties concerning the termination of Murphy’s employment with the Company and supersedes any other written or oral promises concerning the subject matter of this Agreement. Sections 5 (Change in Control) and Section 7 (Obligations of the Company upon Termination) of Murphy’s employment agreement with the Company dated as of July 29, 2015 shall have no further force and effect following the date of this Agreement.

j) This Agreement may be signed in counterparts or transmitted by electronic means, but shall be considered duly executed if so signed by the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year indicated below.

FARO TECHNOLOGIES, INC.

/s/ Jody S. Gale

By: Jody S. Gale Its: Senior Vice President, General Counsel & Secretary Date: March 10, 2016

/s/ Laura Murphy

By: Laura Murphy Date: March 10, 2016